EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-109800) and Form S-8 (No. 333-55020, No. 333-82874 and No. 333-116912) of Align Technology, Inc. of our report dated March 3, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 3, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 3, 2005